Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: January 7, 2014

For Release: Immediately
Refer to:     (317) 276-5795 - Mark E. Taylor (Media)
        (317) 655-6874 - Philip Johnson (Investors)

Lilly Announces 2014 Financial Guidance, Reconfirms 2013 Expectations

•	2014 revenue anticipated to be between $19.2 billion and $19.8 billion.

•	Earnings per share for 2014 are expected to be in the range of $2.77 - $2.85, reflecting the impact of patent expirations.

•	2014 net income and operating cash flow goals of $3.0 billion and $4.0 billion, respectively, are expected to be achieved.

•	Company reaffirms commitment to maintain dividend at least at current level.

•	Late-stage pipeline includes 13 potential new medicines in either Phase III development or submission stage.

•	Company’s 2013 financial expectations remain unchanged.

INDIANAPOLIS, IN - Eli Lilly and Company (NYSE: LLY) today announced its financial guidance for 2014, highlighted key events for the upcoming year and reiterated its strategy to return to growth beginning in 2015. The company also indicated that its 2013 financial expectations remain unchanged. Fourth quarter and full-year 2013 financial results will be announced on January 30, 2014.

“We continue to focus on the three strategic priorities that have guided our efforts throughout an extended period of patent expirations,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “First and foremost, we are replenishing and advancing our pipeline. Today, we have 13 potential new medicines in Phase III testing or submission stage, with 26 more in Phase II. We anticipate obtaining regulatory approvals for and successfully launching multiple products each year for the next few years. At the same time, we aim to sustain strong performance for our currently marketed brands and key growth areas. Finally, we continue to drive productivity gains across our business in order to adequately fund R&D, invest in the launch of new products, support necessary capital spending, engage in business development and return additional cash to shareholders through our dividend and our share repurchase program. We believe our strategy is the right one for Lilly and one that will continue to create value for all of our stakeholders.”

“With the U.S. patent expiration of Cymbalta last December and that of Evista coming in March, we expect 2014 to be the most financially challenging year of Lilly’s current period of patent expirations,” said Derica Rice, Lilly executive vice president, global services and chief financial officer. “We are prepared for this challenge and are positioned to return to growth and expand margins in 2015 and beyond.”

2014 Financial Guidance

The company expects full-year 2014 earnings per share to be in the range of $2.77 to $2.85 on both a reported basis and non-GAAP basis. Earnings per share expectations for 2014 reflect completed share repurchases from 2013 (including $500 million completed in the fourth quarter of 2013) and potential share repurchases in 2014.

The company anticipates 2014 revenue of between $19.2 billion and $19.8 billion. Patent expirations are expected to drive a substantial decline in U.S. Cymbalta® and U.S. Evista® sales. These revenue declines are expected to be partially offset by growth from a portfolio of other products including Humalog®, Trajenta®, Cialis®, Forteo® and Alimta®, as well as the animal health business. In addition, strong revenue growth is expected in China, while a weaker Japanese yen will dampen revenue growth in Japan.

The company anticipates that gross margin as a percent of revenue will be approximately 74 percent in 2014.

Total operating expenses in 2014 are expected to decrease substantially compared to 2013. Marketing, selling and administrative expenses are expected in the range of $6.2 billion to $6.5 billion. Research and development expenses are expected to be in the range of $4.4 billion to $4.7 billion.

Other income (expense) is expected to be in a range between $100 million and $200 million of income in 2014, benefited by gains of $150 million to $200 million on the sale of equity investments acquired as part of past business development transactions.

The 2014 tax rate is expected to be approximately 20 percent, assuming a full-year 2014 benefit of the R&D tax credit and other tax provisions up for extension. If these items are not extended, the 2014 tax rate would be approximately 2 percentage points higher.

The company expects to meet its 2014 net income and operating cash flow goals of $3.0 billion and $4.0 billion, respectively. Operating cash flows are expected to be sufficient to pay the company’s dividend of approximately $2.1 billion, allow for capital expenditures of approximately $1.3 billion, and fund potential business development activity and share repurchases.

The company’s 2014 financial guidance does not include a potential charge related to the collaboration with Pfizer to develop and commercialize tanezumab. As previously communicated, if the partial clinical hold for the molecule is removed and Lilly and Pfizer move forward with development, Lilly will pay a $200 million upfront fee to Pfizer. This charge would cause Lilly’s GAAP tax rate to be roughly 1 percentage point lower than its non-GAAP tax rate and would reduce GAAP EPS by approximately $0.12.

Webcast of Conference Call
As previously announced, investors, media and the general public can access a live webcast of the 2014 financial guidance conference call through a link on Lilly's website at www.investor.lilly.com. The conference call will be held today beginning at 9:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform and deficit-reduction measures; changes in tax laws, including the American Taxpayer Relief Act of 2012; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide [rDNA origin] injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)